UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person
   JONAS AF JOCHNICK
   WATERLOO OFFICE PARK
   BUILDING O
   DREVE RICHELLE, 161
   B-1410 WATERLOO, BELGIUM
2. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect     |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership   |
                           |        |      |                                  |  Beneficially     |(D)or |                         |
                           |        |    | |                  | A/|           |  Owned at         |Indir |                         |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                         |
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
Common Stock               |8/15/97 | P  | | 1250000          | A |$0.40      |2500000            | I    |Owned by Celox S.A.      |
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Common Stock               |8/15/97 | P  | | 1250000          | A |$0.40      |3750000            | I    |Owned by ORESA Ventures  |
                           |        |    | |                  |   |           |                   |      |  N.V.                   |
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Common Stock               |9/19/97 | P  | | 1250000          | A |$0.40      |2500000            | I    |Owned by Celox S.A.      |
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Common Stock               |9/19/97 | P  | | 2500000          | A |$0.40      |3750000            | I    |Owned by ORESA Ventures  |
                           |        |    | |                  |   |           |                   |      |  N.V.                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of    |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount |8.Price|9.Number of |10.|11.Nature of|
  Derivative  |version |Transaction    | Derivative    |cisable and      |  of Underlying    |of Deri| Derivative |Dir| Indirect   |
  Security    |or      |        |      | Securities    |Expiration       |  Securities       |vative | Securities |ect| Beneficial |
              |Exercise|        |      | Acquired(A) or|Date(Month/      |                   |Secu   | Benefi     |(D)| Ownership  |
              |Price of|        |      | Disposed of(D)|Day/Year)        |                   |rity   | ficially   |or |            |
              |Deriva- |        |      |               |Date    |Expir   |                   |       | Owned at   |Ind|            |
              |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number |       | End of     |ire|            |
              |Secu-   |        |    | |           | D |cisable |Date    |  of Shares        |       | Month      |ct |            |
              |rity    | Date   |Code|V|  Amount   |   |        |        |                   |       |            |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants      |$0.65   |8/15/97 | P  | | 1250000   | A |8/15/97 |8/1/02  |Common stock|1250000|(1)    |2500000    | I |Owned by    |
              |        |        |    | |           |   |        |        |            |       |       |           |   | Celox S.A. |
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Warrants      |$0.65   |8/15/97 | P  | | 1250000   | A |8/15/97 |8/1/02  |Common stock|1250000|(1)    |3750000    | I |Owned by    |
              |        |        |    | |           |   |        |        |            |       |       |           |   | ORESA      |
              |        |        |    | |           |   |        |        |            |       |       |           |   | Ventures NV|
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Warrants      |$0.65   |9/19/97 | P  | | 1250000   | A |9/19/97 |8/1/02  |Common stock|1250000|(1)    |2500000    | I |Owned by    |
              |        |        |    | |           |   |        |        |            |       |       |           |   | Celox S.A. |
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Warrants      |$0.65   |9/19/97 | P  | | 2500000   | A |9/19/97 |8/1/02  |Common stock|2500000|(1)    |3750000    | I |Owned by    |
              |        |        |    | |           |   |        |        |            |       |       |           |   | ORESA      |
              |        |        |    | |           |   |        |        |            |       |       |           |   | Ventures NV|
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Options       |$0.40625|12/11/97| T  | | 10000     | A |12/11/97|12/11/02|Common stock|5000   |(2)    | 10000     | D |            |
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

Explanation of Responses:
(1) These warrants were issued in connection with an equity financing with the Issuer in the aggregate amount of $2,500,000.
(2) These options were granted pursuant to the Issuer's 1992 Equity Incentive Plan; therefore, no consideration was paid.

/s/David A. Grossman, Attorney-in-Fact            January 23, 1998
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SIGNATURE OF REPORTING PERSON                     DATE